		EXHIBIT 99(a)
HSBC Finance Corporation
Household Automotive Trust, Series 2003-1

Original Principal
Class A-1	227,000,000
Class A-2	296,000,000
Class A-3	268,000,000
Class A-4	258,000,000
Number of Bonds (000's)
Class A-1	227,000
Class A-2	296,000
Class A-3	268,000
Class A-4	258,000

		2004 Total

CLASS A
Class A-1 Principal Distribution		22,862,904.99
Class A-1 Interest Distribution		26,775.00

Class A-2 Principal Distribution		296,000,000.00
Class A-2 Interest Distribution		2,086,710.40

Class A-3 Principal Distribution		6,651,158.61
Class A-3 Interest Distribution		4,636,400.04

Class A-4 Principal Distribution		0.00
Class A-4 Interest Distribution		5,727,600.00